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This release contains one or more forward-looking statements. Forward-looking statements are identified by words such as “will,” “expected,” and other similar words. A variety of known and unknown risks and uncertainties could cause actual results to differ materially from the anticipated results which include, but are not limited to: satisfaction of all conditions required for closing, the ability to obtain the approval of The Stride Rite Corporation’s shareholders; the risk that the businesses will not be integrated successfully, or will take longer than anticipated; the risk that the expected cost savings will not be achieved or unexpected costs will be incurred; the risk that customers will not be retained or that disruptions from the transaction will harm relationships with customers, employees and suppliers; costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings; changes in accounting treatment of any financings; changes in consumer spending patterns; changes in intellectual property, customs and/or tax laws; litigation, including intellectual property and employment litigation; and the ability to hire and retain associates. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements. Please refer to the Annual Reports on Form 10-K for Payless ShoeSource, Inc. (“Payless”) and The Stride Rite Corporation (“Stride Rite” collectively with Payless, the “Companies”) for the fiscal years ended February 3, 2007 and December 1, 2006, respectively, for more information on these and other risk factors that could cause actual results to differ. The Companies do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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PAYLESS SHOESOURCE
May 30, 2007
4:00 p.m. CDT

Moderator	Ladies and gentlemen, thank you for standing by. Welcome to the Payless ShoeSource First Quarter Earnings call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. Instructions will be given at that time.

As a reminder, today’s conference is being recorded. I would now like to turn the conference over to our first speaker, Mr. James Grant. Please go ahead.

J. Grant	Good afternoon. Welcome to Payless ShoeSource’s conference call for the first quarter of fiscal year 2007. I’m James Grant, Director of Investor Relations. Our call today will begin with Rick Porzig, Senior Vice President and Chief Financial Officer, followed by Matt Rubel, Chief Executive Officer and President.

After we complete our prepared remarks, Matt and Rick will take your questions. Our remarks today may contain forward-looking statements, which are not historical facts and are subject to a number of risks and uncertainties. Actual results may differ materially. Please refer to today’s press release for more information on risk factors.

Now, I’d like to turn the call over Rick.

R. Porzig	Thanks, James, and good afternoon, everyone. First quarter 2007 net earnings were $38.9 million, or $0.59 per diluted share, up 8% versus the first quarter of 2006. I’d like to walk you through the first quarter 2007 financial statements and explain the drivers behind these results. Let’s start with sales.

First quarter sales totaled $729 million, an increase of 4.9% over the first quarter of 2006. Same store sales increased 5% during the quarter. First quarter sales results this year were favorably driven by the following related factors: The women’s category performed well. Average unit retails grew 2% to $12.59. Total footwear units were up 3%. We converted a higher percentage of customers in our stores and sold more units per transaction and our western U.S. and our international markets did particularly well.

These factors were partly offset by a couple of related unfavorable drivers: Weak results in our sandal business, and traffic was down compared to last year. Though relative to the industry, our traffic in the first quarter was somewhat better.

Now onto gross margin, gross margin was 36.9% of sales in the first quarter of 2007 versus 36.8% in the same quarter last year, an increase of ten basis point. Initial mark-on was higher. We had more on-trend in differentiated product, which resonated with our customers, and we sourced more products directly. Direct source product tends to have lower costs relative to indirect.

Those favorable drivers were mostly offset by significant investments in our distribution center infrastructure. We incurred $6.1 million of cost related to Topeka DC exit and to the temporary redundancies of operating a new DC with no ... running through it yet. We continue to anticipate EPS dilution in 2007 and 2008 from this project totaling $0.27 over the two-year period. We’ll probably see about $0.19 of that dilution hit this year and $0.08 in 2008, a slight shift in timing compared to earlier estimates. This year’s dilution is expected to be a little bit more first half weighted.

Selling, general and administrative expenses as a percent of sales was 28.8% in the first quarter of 2007 versus 28.7% last year, an increase of ten basis points. The slight de-leverage was due more to lower sales of sandals this year over last year, rather than a growth in expenses. SG&A expenses for the quarter were $210 million, up 5% versus last year. The increase was primarily driven by higher advertising costs and higher credit card fee expenses. We had a net interest expense of $100,000 in the first quarter, which was flat versus the prior year period.

Our income taxes were $18.8 million in the first quarter of 2007 versus $19.5 million in the prior year period. First quarter 2007 effective income tax rate of 32% was down versus last year, due primarily to reinstatement of certain federal employment tax credits and a decrease in taxes related to our international operations. The full year tax rate, excluding discrete events, is likely to be approximately 33%.

First quarter net earnings from continuing operations were $39 million this year versus $36.8 million last year.

Now onto the balance sheet: our cash and short-term investments at quarter-end were $327 million, down $81 million or 20% over the previous year. The decrease was primarily due to the first quarter 2007 acquisition of Collective Licensing.

Our total inventory at the end of the first quarter of 2007 was $382 million compared to $378 million at the end of the first quarter of 2006. A strong sell-through of most of the product portfolio was offset by the underperformance of sandals. Overall, in-store inventory levels ended the quarter about flat.

Regarding fixed assets, our capital expenditure in the first quarter of fiscal 2007 total $56 million, up $33 million from the same period last year. The increase was primarily driven by our distribution center initiative. Payless’ capital expenditures for fiscal 2007 are still expected to total about $160 million. The full year increase will also be driven by higher distribution center spending. We will also continue to invest meaningfully in our store base.

Now onto the right side of the balance sheet, effective February 4, 2007, we adopted the provision of FIN48, Accounting for Uncertainty in Income Taxes. As a result of the implementation of FIN48, we increased the amount of our liability for unrecognized tax benefits, resulting in a reduction to our retained earnings for the cumulative effect totaling $11.1 million.

As for the share repurchases, during the first quarter of 2007, Payless repurchased one-half a million shares for $15 million, including shares from stock option exercises under its stock repurchase program. In accordance with its indentures governing its senior subordinated notes, the company may repurchase approximately $19 million more of its stock at this time. This limit will continue to adjust quarterly, based on the company’s net earnings.

Regarding our financial outlook, as you know, Payless announced the signing of a definitive agreement to acquire Stride Rite Corporation. The combined company, which will be renamed Collective Brands Inc. subject to closing and to shareholder approval, we expect it to have strong per forma financials. The transactions is expected to be earnings per share accretive in fiscal year 2008. The 2006 to 2009 compound annual growth rate and operating profit is expected to be in excess of 20%. The debt leverage ratio for the new company is expected to return to Payless’ pre-transaction level within two to three years of the acquisition consummation.

The Payless business unit should continue to achieve low-single-digit positive same store sales on a consistent basis through successful execution of its merchandising strategies. Over time, the Payless unit is expected to contribute operating profit percentage in the mid-teens.

Now I’ll turn the call over to Matt Rubel.

M. Rubel	Thanks, Rick, and good afternoon, everyone. Today, I’d like to cover two broad topics for you, first, our Q1 results. That’s how we drove the financial results that Rick just walked you through. Second, I’ll have some commentary on the news we released last week, our acquisition of Stride Rite and intention to rename our combined company Collective Brands Inc. So let’s start with the first quarter.

Certainly, our sector of retailing had its ups and downs during the quarter. But in the end, our good performance, especially relative to our industry, validated that our strategy resonates with our customers. It’s definitely the right strategy for operating/growing the Payless ShoeSource stores. I’ll address our achievements, going one-by-one through the four cornerstones of the Payless strategy.

First, on-trend targeted product, we accelerated sales and earnings in large part because we successfully built a connection with customers through our on-trend product. Coming into the first quarter of 2007, we started to emphasize casual and lifestyle footwear subcategories in proportions heavier than during the same time last year. Our sales results and customer response to our offerings this year validated that decision, having made important changes and allowing us to connect with our customer.

Effective brand marketing, we also drove financial results with success in our branded programs. Brands made up 38% of our footwear product portfolio at the end of the first quarter of 2007, up from 25% in the year ago period. The growth in brands was led by strong performance in our Airwalk and American Eagle lines, as Payless is successfully connecting with the young customers. Brands have higher average unit retails and higher gross margin return on investment versus non-brands.

The higher productivity prefacing is largely why we are continuing our effort to drive the “house of brand” strategy in our Payless stores. We will continue to grow our mix of brands and as I’ve stated before, we intend to get Payless stores to about 70% to 80%

branded over time.

Now, onto our strategy component of creating a great shopping experience. During the first quarter, we enhanced our customer shopping experience at Payless in different ways. We continued improving our store environment and enhancing the Payless brand image by adding 44 new Hot Zone store formats and two new Fashion Lab formats during the quarter. This brought us to a total of 292 Hot Zones and 13 Fashion Labs at quarter-end.

Customers continue to respond favorably to these changes and the sales results of these new formats are encouraging. We continue to fine-tune both formats as we learn more about melding the operational aspects of these designs with the resulting impact on the shopping experience. Importantly, we are confident enough with the results that nearly every new relocated and remodeled store in 2007 will be of the Hot Zone format.

Perhaps even more importantly and more objectively, we enhanced our customer shopping experience at Payless, as evidenced by the improvement in our store operations metrics. In spite of lower traffic, we drove a 5% sales increase because we converted a higher percentage of customers with more units per transaction at a higher average retail.

We did a fine job in store execution during Q1 because we refreshed our customer engagement and district manager operating models. This led to better execution of promotional tagging, shipment processes and rack representation. These are operating metrics we audit and manage meticulously.

Next, I’d like to address our final strategy component, deficient operations. Our dual distribution center plan remains on target and on budget. Out West, our Redlands, California distribution facility now has a management team fully in place and is putting the finishing touches on the rest of the staff. As Rick suggested, this team is operating right now in learning their business. We expect to run a limited amount of volume through the Redlands DC next month and ramp up volume accordingly through the remainder of the year.

Separately, just yesterday, final regulatory details were ironed out and we reported that we will locate our Eastern Distribution Center in Brookville, Ohio, a small community near Dayton. Site preparation will begin next month and we’re still headed for a summer 2008 launch for product running through that facility.

Just to remind you of the rationale, this strategy will get us closer to our stores and customer base, improve speed-to-market and provide redundancy to mitigate potential risks. After becoming fully operational, this will also help us reduce transportation costs. This distribution center investment will produce a payback well in excess of our investment requirements. We are very excited about the investment and are confident that it will lead to value creation for our shareholders. This distribution plan is a timely and prudent investment, which will build a sustainable advantage for Payless.

We’re also supporting our efficiency operation strategy by increasing the proportion of our products that are designed, developed and sourced directly through our own internal sourcing capabilities. Direct sourcing helped drive our gross margin rate increase in the first quarter. Approximately 55% of our entire product portfolio was directly sourced as of the end of the first quarter of 2007. This compares to 44% in the previous year. We believe direct sourcing has room to grow further.

Now, having finished my remarks about how executing our strategy drove results, I’d like to talk about the Stride Rite acquisition and the implications of it to our company. The acquisition results in a combined company to be known as Collective Brands Inc., which will operate a powerful customer-focused business model with leading retail, wholesale, licensing and e-commerce channels.

The company will operate a strong portfolio of well-known footwear, lifestyle and athletic brands. In addition to the Payless “house of brands,” which you are no doubt familiar with, Stride Rite brings outstanding brands to the company, such as Stride Rite, Keds, Sperry Topsider, Tommy Hilfiger Footwear, Saucony and Robeez.

Importantly, Collective Brands will posses certain competitive advantages, including the ability to target specific customer segments with products offered at a range of price points through the highly respected Payless and Stride Rite retail store chains and a vibrant wholesale distribution channel, each one separate and discrete; a leading image in children’s footwear both at the premium and moderate level; a stronger, more efficient operation in scale and scope that controls all aspects of getting to market from interpretations of emerging trends through design, development, sourcing and distribution to the ultimate sale to the consumer, and fourth, the combined expertise and know-how of both organizations to offer more distinctive branded products.

Collective Brands will operate three highly complementary units with distinct missions in terms of their product offering, distribution channels and target customer base - Payless ShoeSource focused on democratizing fashion and design in footwear and accessories through the Payless retail store chain; Stride Rite, centering on lifestyle branded footwear and high-quality children’s footwear, as well as athletic footwear sold primarily through wholesaling arrangements and more than 300 Stride Rite locations and Collective Licensing International, specializing in brand management and global licensing of its expanding portfolio of youth lifestyle and high-quality fashion athletic brands.

Since the announcement, I have had very productive and thoughtful meetings with the associates and management of all of our units. I am gaining confidence everyday that we have very excited and highly motivated people who share the enthusiasm for this potential transaction, whether it be in Lexington, in Denver or in Kansas.

In closing, I’d like to say that I’m very proud of all our Payless associates for their having to delivered on our recent first quarter accomplishments. In spite of environment working against them, we were able to come through. I’m also very excited about how the people of Payless, Stride Rite and Collective Licensing are reacting to the news and how they seem ready to leverage the strength of the combined company, Collective Brands, and make it the best it can be.

Thank you very much for your time and attention. Now, I’d like to open it up to questions.

Moderator	Our first question will come from the line of John Shanley. Please go ahead.

J. Shanley	Thank you very much and good afternoon, guys. Matt, can you give us some indication of what were the key merchandise drivers that enabled Payless to attain the strong 5% comp gain in the quarter, which was, by far, the best of any of the family footwear chains? What categories really—?

M. Rubel	It was really casuals. We’re moving into sandal season and that still is problematic and a challenge as we’ve kind of indicated. So I think that we have some challenges ahead of us, but what was able to serve us well here in Q1 was the casual area. We really funded it. Whether it be ... or whether it be in ballets and flats and sport-inspired looks, it was a funding of the casual business that mitigated some of the challenges in the sandal category.

I’m sure you’ve been in our stores over the past few weeks. You see that we are having to kind of markdown those sandals and get pretty aggressive with them, which will continue into Q2.

J. Shanley	That’s understandable. Can you provide with us some insight into how the quarter progressed by month and also whether you’re getting any indication from your read in terms of May sales in terms of how the rest of the spring period may go?

M. Rubel	Well, I guess I’d first say that we actually report quarterly for a reason, so we don’t get into the monthly thing. But I’d say that you probably could track it to everybody else’s ups and downs. Where the weather hit, it hit. It hit everybody, so I’ve never seen a quarter with as many highs and lows in it as I have.

We’re moving into sandal season and sandals are problematic, as I’ve said. I think it’s a challenging environment out there and it will remain challenging into Q2 because of the penetration of sandals in our business.

J. Shanley	Has traffic levels improved, Matt, as you’ve gotten into a little bit warmer periods?

M. Rubel	Well, again, it’s relative to seasonal stuff. If you track weather patterns, which, unfortunately for a few weeks there, I actually did. The weather patterns are not necessarily warmer than prior years, so you’re not seeing that. I think the traffic patterns are still slowing out there. They’re not as slow as they were during some peak periods of Q1, but it is still challenged. I think it’s good news that gas prices are going down. We can talk about outside external marketplace factors, but $3.20 gas on the East Coast or Midwest and $4 gas on the West Coast does not hit families well. It’s a challenge.

J. Shanley	Sure. Understandable. The last question I have is on Collective Licensing. Can you give us an idea of what percentage of their sales are likely to flow through Payless stores this year, and is that percentage likely to increase going forward?

M. Rubel	We haven’t broken that out at this point. It’s something that I will consider breaking out at a point in time, John. They are working very hard. Bruce and his team are doing an amazing job at building out these brands. We’ve already signed an Airwalk apparel license that won’t have anything to do with Payless. Since we’ve brought them in-house, they have some other deals pending that don’t have anything to do with Payless.

So over time, I would say that it would be my hope that they would grow the percentage of business outside of Payless at a rate faster than they’ll grow their percentage of businesses in Payless. So far, they are performing in that level even though our Airwalk business was terrific.

J. Shanley	Great. Thank you very much. I appreciate the insight.

M. Rubel	Thank you.

Moderator	Our next question comes from the line of Jeff Stein with Key Banc Capital Markets. Please go ahead.

J. Stein	A couple of questions, Matt. It looks like direct source product certainly has had a favorable impact on your margin. I calculate that the hit from the DC investment is about 80 basis points, which suggests that from all other, you’re seeing a 90 basis point-plus improvement in gross margin. I’m wondering if you could just, perhaps, isolate the benefit of direct sourcing to the first quarter on your gross margin.

M. Rubel	No. You’re right in your macro assessment. So the first thing I’ll say is you did a good job there, but we don’t break that out. But it is more profitable for us when we successfully are able to execute direct. However, we are very committed to— I also want to kind of be clear that we don’t ever see becoming totally direct. We value our key outside agents and resources. They bring a lot of great know-how to us and we want to continue to build business with them. We’re seeking to find the right balance of what that will be over time. So we do see it continuing to grow from where it is, but we are keeping our vendor base very tight, so that those vendors who stay with us will have good, solid, healthy big businesses.

J. Stein	Great. Were there any other factors besides direct sourcing that would have benefited gross margins in the first quarter?

M. Rubel	Yes. I think implied in what we were talking about is some of the stuff is really just attributable to brands. Those could be done with the outside agents, as well as direct. So when we have a brand, a brand may have some product that’s brought to that brand by the outside agent, or may be done by our internal team. So the brands do enable us to have a higher mark-up and a higher price because of how they resonate with the consumer.

Again, you have to remember, relative to where things are, we’re talking one dollar or two dollars here to the consumer. So still relative to what branded product is out there in the rest of the world, we’re still delivering the lowest prices for great brands of anyone else.

J. Stein	Excellent. One last question, Matt. I was wondering if you could just make any comment on the performance of Tailwind and where you stand in terms of number of doors you’re currently selling the product at.

M. Rubel	I’m not going to get too explicit, but I’ll give you a general nod is that first of all, we’re thrilled with the work that the Exeter brands team at Nike has done. We will be expanding our store base for back-to-school. Interestingly, the product that has been most successful is the one that’s the most technologically advanced and the most expensive.

The line has performed well enough that we are looking to expand it. So I think that’s kind of the headline. There are other projects over time that we believe that by working with the Exeter brands group of Nike, that we would continue to connect them to our customer base and add value to our customer base at the same time.

J. Stein	Thank you.

Moderator	Our next question will come from the line of Jill Caruthers with Johnson Rice. Please go ahead.

J. Caruthers	Good afternoon. Possibly could you elaborate on the continued strength in your international business and any plans for further expansion in that area?

M. Rubel	I’m trying to think about the answers — elaborate on it. The team has just done an outstanding job there. We went into those marketplaces. We are the dominant player in those marketplaces and we have been very thoughtful in how they’ve been merchandised and marketed and are seeing comps very much in the high single and double-digit range. We have a great partner group down there that we’re working with to explore other opportunities for expansion into other countries that border on those countries. We have not made that decision yet as we want to make sure we have the right joint venture partner in any country we go into.

So we do see growth opportunities into the Central and Northern South America area. We are studying those, but we have made no commitments.

J. Caruthers	Okay. Then could you clarify the sandals business as in the importance of it in the second quarter versus the first quarter?

M. Rubel	We don’t give percentages of what it is, but I’ll just tell you a lot more important, so it’s generally a much bigger piece of the pie. With sandals being a challenge, it’s going to be a very challenging second quarter. But we feel generally directionally okay with things, but I can’t get more explicit than that, but it is there. It is a big bogey and it is a much bigger percentage of our business in the June/July time period.

J. Caruthers	Versus the first quarter?

M. Rubel	Absolutely. Think about first quarter is February, March, April, so you don’t really start to see an accelerated sandal business until April. You see some in March if the weather breaks. We saw the weather break on the West Coast, but it didn’t break anywhere else. It was snowing in Detroit on Easter week, but it didn’t snow in Detroit during Christmas.

J. Caruthers	Okay. Got you. Just last question, an update on the performance of your remodeled stores and the Hot Zone. I know previously you talked about some comp metrics of up mid- to high single digits. Are those trends still continuing?

M. Rubel	Yes, in the mid-size stores. In the bigger stores, we actually have found that we may have under-racked some of those stores, so we actually are going back and adding in racking into those stores, keeping the front of the stores still open. We just weren’t getting enough inventory out on the floor in those stores. So as we went into the higher volume stores, we found some tweaking.

Based on just some early results as we’re getting those racks out there, it looks like we found a big portion of the challenge on that. Based on CSAT scores, based on everything else, it’s still the right way to go. It’s just a matter of making sure you have it done right for every volume level, for every cluster type. That’s one of the reasons why I think people have exhorted us to go fast. We’re going methodically because we really want to make sure that as we redo this store network that we don’t have to redo it twice.

J. Caruthers	Thank you.

Moderator	Our next question will come from the line of R.J. Hottovy with Next Generation Equity. Please go ahead.

R. Hottovy	Good afternoon, and congratulations on the quarter.

M. Rubel	Thank you.

R. Hottovy	Just a couple of questions on a few different areas here. First of all, I wanted to know if there was any impact in the quarter, or if there will be any impact in the second quarter from the clog recall that you had earlier a couple of weeks back.

M. Rubel	We had one rivet out of hundreds of thousands of shoes that was an issue. We did the right thing and we worked with the CPSC to issue a recall. The amount of recall that’s coming back is very, very little and the factory deals with us on the cost on that. So it’s not a cost that we end up having to take in, so I would say there would be nothing to model in there as it relates to any impact on our business.

R. Hottovy	Okay. That was helpful. The next question I had say just, can you give us an update on the progress of the co-branded credit card that you had talked about I think it was the last quarter?

M. Rubel	Yes. We’ve narrowed down to the vendor of choice. We haven’t signed the contract yet. So I’m not ready to announce it publicly, but we have narrowed down to one vendor and we’re working that out. We’ll probably have something in the next call to let you know about.

R. Hottovy	So something more of a back-half event there.

M. Rubel	Well, rolling it out; it’s not all of a sudden, you flip the switch and you have a credit card. It has great impact. It’s a year or two build before it really starts to have a material impact on the business. So it’s a long-term thing, but it’s something that we’re going to be—we have a unique model that we’ve tried to put together and we think it’s going to be pretty exciting for our customers.

R. Hottovy	Okay. The next question just has to do with, and I imagine you probably can’t give us too much information here, but any progress with the American Eagle lawsuit, or is that just kind of you can’t comment at this point?

M. Rubel	We don’t comment on litigation. We feel confident that we have great brands and we do all our work up front to make sure that what we do is the right thing. We don’t comment on litigation beyond that.

R. Hottovy	Okay. Then, I guess, the last question I had was just— I saw the announcement earlier this week about Bill May taking off. I was just wondering if there are any plans to replace and bring in a new COO.

M. Rubel	Bill was really an EVP and had three areas that were operating underneath him or primary areas that were operating underneath him, that was finance, IT and then also store development. So I would just say that we will be bringing on another senior executive at some point here in the next few months. We’ll probably be doing some other reconfiguring as we think about how we want to operate as a multiunit corporation, but nothing that’s going to happen in the next 60 days.

R. Hottovy	Okay. Keep up the good work.

M. Rubel	Thank you.

Moderator	Our next question will come from the line of Jeff Gates with Gates Capital Management. Please go ahead.

J. Gates	Hello. I have a couple of questions. Matt, first of all, is there any need longer-term to diversify away from sourcing in China from a geographic basis? Are there any options for doing that?

M. Rubel	Jeff, the second question is actually the real one — what are the options? I think that as we’re diversifying Payless into Collective Brands, we’re trying to find ways to perform at a high-level, but have diversification.

In our sourcing strategy, we are no more married to China than the rest of the footwear industry. That’s the good news. The challenge is that we really are into one country primarily. I don’t see any material change to that.

I was in Vietnam on my last trip over. We looked at other things and we’re moving goods there, but the infrastructure and the competencies and the ability to deliver great quality product still is built in China.

So the answer to your question is, we’d like to be more diversified. I don’t believe that the options are there yet that could make a material impact.

J. Gates	Right. Secondly, could you talk about the accessories? The non-footwear sales, I know, have been soft the last couple of years. Where do you think you are in terms of turning that around?

M. Rubel	Honestly, we still haven’t the found 100% formula. We’ve had some wins. So we have some ideas of some zones that are starting to work for us that we believe are sustainable, but we’re famous for shoes and how we really move up the body to add a little candy at the counter, little fun things at the front of the store to get the average purchase up and get a little more cash going is still— I’d say we still haven’t found 100% the right formula.

But our American Eagle bags did great. We’ve done some socks in the hosiery area, which is really starting to accelerate as we’ve gotten out of traditional hosiery and into more fashionable socks and things like that. So we are finding that working also. Certain things in the area of jewelry, costume jewelry, we’ve started to find some success there and really some basic programs and how we can run some basic programs and not always churn it with fashion. I think we’ve found zones that are wins, but we haven’t put it all together yet.

J. Gates	Then last, if I could, can you talk about the, remind us again of the store opening plans and the number of Hot Zones and Fashion Labs you expect to have by the end of the year.

M. Rubel	I’ll let Rick run you through that one.

R. Porzig	Yes. The total for the year, including remodels would be 198 for this year that we would add. Fifteen of those would be Fashion Labs, 10 new and 5 remodels and 183 Hot Zones. That’s about 115 new or relocations and 68 remodels.

J. Gates	What would the total number of new store openings and closings be?

R. Porzig	The total openings in the news would be a total of 60, closings will be 64.

J. Gates	Okay. Thank you.

M. Rubel	Thanks, Jeff.

Moderator	Our next question comes from the line of Margarette Major with Goldman Sachs. Please go ahead.

M. Major	Hello. I wanted to ask about the comment on SG&A with sandals and the de-leveraging of expenses of sandals. Can you just talk about that in light of a 5% comp increase? I wasn’t clear what you meant.

R. Porzig	As we said, the sales for sandals were soft. Had we achieved a higher sales number in sandals, we would have had a better SG&A rate. That was the intent of the comment.

M. Rubel	In the end, Margarette, I guess the best way to say it is sandals didn’t make plan. So there’s certain SG&A that’s just in place, but you’re not going to get leverage on it unless you hit the plan.

R. Porzig	And you plan your advertising and you expect to hit the sales plan.

M. Rubel	That’s the basic crux of it.

M. Major	Would that continue? I guess that’s kind of a hard question to answer.

M. Rubel	I don’t know. We’ll let you know what comps are at the end of the quarter.

M. Major	Yes, understood.

M. Rubel	As we’ve tried to kind of signal, we do have a large sandal business that we have to get going here. It’s not a category that’s performed well. Usually, that remains consistent throughout a season.

M. Major	Okay. On the “house of brand” strategy, I’m just curious. What’s the impediment to raising the amount of branded footwear more quickly? I know you have a goal. You’re running at 38%. You want to get up to more than 70%.

M. Rubel	Execution and finding the right brands, we don’t want to just throw a brand in. We want to keep it for a while. We do have another designer alliance that we’re pretty close to getting nailed, which will really put us at what I’d say is peak capacity for designer alliances because we don’t want to have more than three going at once. We have one more that we think will add a different zone in.

We are looking at some stuff in men’s. We are looking at some other stuff in athletics. We are looking at two in women’s, so it’s really just sequencing them. We can only digest so many, and also finding the right ones that really fit. We found the junior ones. Now we have to find an updated one. We have to find a fashion one. We have to find a classic men’s one. We want to find a fashion. We want to find something in basketball. So how do you really do those things? That’s kind of how we’re looking at it. So it’s not just grab a name and do something with it. It has to have a heritage that we believe we can build on.

M. Major	Yes, makes sense. On the average unit retail up 2% in the first quarter, you’ve had some pretty sizeable increases over the past two years. I’m wondering; is that kind of the run rate that you would expect this year, next year, go forward, or can that move up meaningfully again from here, say more into the mid-single digit range or higher? Can you just speak to the whole idea of how you can raise your average unit retail?

M. Rubel	Well, I guess I’d answer in a couple of ways. I’d say that first, we didn’t hit our plan in the first quarter. Therefore, we had to address certain things, which brought that down, but we had enough IMO to cover it obviously. So that was part of the problem.

In addition, and I counseled the team to play Easter conservatively because I don’t want to walk away from our broad base that shops those two weeks because we normally do very big business during those two weeks. So I think we’re more conservative in our pricing during that time period and the product that we have to load up during that time period. So I would say that over time, Q1 is probably going to be our most conservative growth. How it’ll al happen this year with what’s going on in the environment, I don’t know, but that would be my general overview without getting too explicit. So could we continue to build things up into the higher than 2%? Yes, our plan would call for that.

M. Major	Okay. Last question. On Stride Rite, I know it’s a third quarter closing, but what kind of thoughts do you have at this point about integration versus hands-off? How hands-on are you going to be with that company? I’ve seen acquisitions go both ways.

M. Rubel	Well, the first thing is to say that I have a great confidence in Rick Thornton and the brand leaders over at Stride Rite. I’ve met them. I’ve spent some time with them. If I were to go through and name them all, I think they’re terrific and talented individuals. I’m really lucky to be able to walk in and work with those guys, women and guys, so I think that’s great.

We want Stride Rite to go after a separate marketplace, so we are going to focus on how do we plate that up. Obviously, there are areas of back-end integration that will come through. That is something that we will work together as a team with them on what is the right way to do that without impeding their ability to build their business and to speak very specifically to their needs for their customers.

So if there are synergies at the back-end, which there obviously will be some, we will take those and we will reinvest a portion of them back, and how do we platform and drive those businesses forward. So that’s the way we will create a model with them. But there will be a CEO of Stride Rite. That CEO will run that business, and there will be some corporate functions, which we will run at the Collective Brands level.

I’ll use an easy one, which would be real estate and store development, which we have a very large infrastructure. We have a great leader in that area and someone who will enable Pam and the team over at Stride Rite Kids and the outlet stores to really take their strategy to the next level.

So I feel very confident that we’ll be able to do that over a 24-month time period, 24- to 36-month time period, knowing that some of the integration will have to happen quickly. But then other things will take hold over 24 to 36 months.

Moderator	Our next question will come from the line of Sam Poser, an independent analyst. Please go ahead.

S. Poser	A quick question for you. How many stores did you open and close in Q1 first of all?

R. Porzig	One second. Let me look that up real quick.

M. Rubel	Do you have another question while he’s looking that up?

S. Poser	Sure. You’ve done a lot of roll-out, adding in with the Hot Zones and the Lab stores and so on. You’ve updated those stores a lot. How far are you along in that process of putting the appropriate amount of the right inventory in those stores? On sort of the learning curve, where you are there?

M. Rubel	Well, in the stores at $600,000 and below or actually $650,000 and below, I think we’re doing a pretty good job. I think there’s still some operational tweaking that we have to do in all of the stores to make sure that the greeting methodology and the Bright and

Smiles methodology is adjusted for a front-of-store engagement, so that the customer doesn’t just walk right back to the rack. That they actually know and they’re engaged up front. When we do that, we find the store to do quite well. So we’ve operated this rack system for many, many years, so we are very engineered in our approach and working that out and finding some success in the test.

In the stores above that number, that’s where a great team-led initiative, a group of our associates, vice president and director level, work to identify where some of the opportunities were. They came up with three areas of opportunity, which really the leading one was the amount of racking and inventory in those stores that would lead them to be deviations from the plan. So we are going back and testing their hypothesis. We believe there’s something to it, but that’s how we’re going about it.

S. Poser	What about from a product mix? For instance, it looked to me that your rate of sale on a lot of the new more updated product is quite good in general. It looks like you might be selling out a little faster than you might like, so you have a big bump for a week when it shows up and then you’re out of a business right afterwards.

M. Rubel	That’s actually one of the other parts that we’re still working on, which is depth. I think that’s not as big an issue at this point, although it is an opportunity. So again, we’re obviously not going to give something you can engineer here in terms of an answer, but I think the thing you should know is we have a cross-functional team on it. They work quantitatively and qualitatively with data. They’re down in the trenches. They travel as a team together to the different stores. They analyze the results and they’re coming up with solutions that are actually getting this thing or will be a pretty fine-tuned thing by the time we want to pull the trigger and go faster.

R. Porzig	In terms of store count, we had 15 openings of new stores, 23 closings for a net decrease of 8. In addition, we had 24 relocations. So the gross store openings were a total of 39, but 24 of those were relocations.

S. Poser	Got you. Thank you. All right. Well, continued success, everybody. Thank you.

Moderator	Ladies and gentlemen, that does conclude today’s conference. It will be available for replay starting at 7:30 p.m. central today through June 13, 2007. You may access the AT&T Replay System during that time by dialing, (320) 365-3844 and then entering the access code 874039.

That does conclude today’s conference. I want to thank you for your participation and for using AT&T Executive Teleconference.